Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWSTAR REPORTS FIRST QUARTER 2012 NET INCOME OF

$6.1 MILLION, OR $0.12 PER DILUTED SHARE

Origination and Credit Performance Highlight Solid Operating Results

•	Strong Loan Growth - New funded loan volume exceeded $240 million, driving 16% annualized net growth in managed assets

•	Increased Lending Capacity - Added new $150 million credit facility to support continued loan growth

•	Attractive Margins - Margin increased as compared to Q1 2011, but narrowed sequentially from 4.77% in Q4 2011 to 4.30% in Q1 2012 due to slower loan prepayments

•	Continued Positive Credit Trends - Provision expense, net charge-offs and additions to non-accruals declined sequentially and from the same period in the prior year

•	Lower NPAs - NPAs fell by 15% to $86.5 million, or 4.6% of loans from 5.6% at year-end

•	Operating Efficiency - Adjusted operating expenses, excluding non-cash equity compensation, were 1.78% of average assets, or 37.1% of revenue

•	Building Book Value - Book value per share increased $0.15 to $11.57

Boston, May 2, 2012 – NewStar Financial, Inc. (NASDAQ: NEWS), a specialized commercial finance company, today reported net income of $6.1 million, or $0.12 per diluted share for the first quarter of 2012. These results compare to net income of $0.9 million, or $0.02 in the first quarter of 2011 and $6.4 million in the prior quarter. Income before income taxes (pre-tax income) was $10.4 million for the first quarter of 2012, up from $10.0 million in the prior quarter and $1.6 million in the first quarter of 2011.

“I am pleased to report another solid quarter highlighted by strong loan growth, improving credit performance and a 3.6% increase in pre-tax income,” said Tim Conway, NewStar’s Chairman and Chief Executive Officer. “More than $240 million of loan volume drove 16% annualized growth in our managed assets. Credit performance also continued to improve this quarter as provision expense, charge-offs and additions to non-accruals all declined, while we reduced NPAs by 15%,” he added “I am pleased with our results in the quarter and continue to be optimistic about 2012. With a lending staff that now totals more than 60 professionals, I believe that our national specialized lending platforms are well-positioned to meet customers’ needs and continue to gain market share,” he concluded.

Managed and Owned Loan Portfolios

•	Total new funded loan origination volume was $241 million in the first quarter compared to $257 million in the prior quarter and $160 million in the first quarter of the prior year.

•

The managed loan portfolio grew at a 16% annualized rate in the first quarter to $2.5 billion as of March 31, 2012, reflecting the net impact of continued strong new loan origination, which was partially offset by scheduled amortization and prepayments of existing loans.

•

Net loan growth in the owned portfolio was 11% on an annualized basis in the first quarter as the loan portfolio increased to $1.94 billion as of March 31, 2012 from $1.88 billion as of December 31, 2011. Loan growth was driven by a 4% increase in Leveraged Finance loans, or 16% on an annualized basis, and a 35% increase in the Business Credit loan portfolio, which was partially offset by an 18%, or $48.7 million, decrease in Real Estate loans.

•	Assets managed for third party institutional investors increased almost 9% in the first quarter to approximately $563 million at March 31, 2012 compared to $518 million at December 31, 2011.

•	Asset-based lending and equipment finance businesses originated $30 million in the first quarter, or 15% of new loan volume retained on the balance sheet.

•

The owned loan portfolio remained balanced across industry sectors and highly diversified by issuer. As of March 31, 2012, no outstanding borrowings by a single obligor represented more than 1.4% of total loans outstanding, and the ten largest obligors comprised approximately 9.8% of the loan portfolio.

Net Interest Income / Margin

•

Net interest income before provision for credit losses decreased to $21.2 million for the first quarter of 2012 compared to $23.5 million for the fourth quarter of 2011, but increased from $18.4 million in the first quarter of last year. Approximately $1.4 million of the sequential decrease was due to lower deferred fee income as prepayments slowed in the quarter and approximately $1.0 was due to higher interest expense associated with increased debt levels.

•	Net interest margin narrowed to 4.30% for the first quarter of 2012 compared to 4.77% for the fourth quarter of 2011, but increased from 4.03% in the first quarter of last year.

•	Adjusting for the impact of non-performing loans, the loan portfolio yield would have been 38 bps higher and net interest margin would have been 4.68%.

Non-Interest Income

•	Non-interest income was $2.8 million for the first quarter of 2012 compared to $1.9 million for the fourth quarter of 2011.

•

Non-interest income in the first quarter of 2012 consisted primarily of a $0.9 million gain on the repurchase of debt, $0.8 million of loan syndication fees, $0.7 million of asset management income, and $0.4 million of unused fees on revolving credit commitments, which was partially offset by a $0.5 million loss on the sale of loans.

Expenses

•	Operating expenses decreased to $10.7 million in the first quarter of 2012 compared to $11.1 million in the fourth quarter of 2011 due primarily to lower compensation expense and professional fees.

•	Adjusted operating expenses, excluding non-cash equity compensation, were $8.9 in the first quarter of 2012, or 1.78% of average assets an annualized basis.

•	The adjusted efficiency ratio, excluding non-cash equity compensation, in the first quarter of 2012 was 37.1%

•	The Company had 92 full-time employees as of March 31, 2012.

Income Taxes

•

Deferred income taxes were relatively consistent at $48.0 million as of March 31, 2012 compared to $47.9 million as of December 31, 2011. The slight increase reflected an increase in the difference in the timing of when equity compensation expenses are recognized according to GAAP and when they are deductible for income tax.

•	Approximately $26.0 million and $13.6 million of the deferred tax asset as of March 31, 2012 were related to our allowance for credit losses and equity compensation, respectively.

Loan Credit Quality

•	Credit performance continued to normalize as most key credit metrics improved in the first quarter of 2012.

•

Total credit costs (including provision for credit losses and losses on OREO or interests retained in connection with workouts of impaired loans) in the first quarter decreased to $2.9 million from $4.3 million in the prior quarter.

•	Provision expense of $2.9 million in the quarter was 0.63% of average loans on an annualized basis.

•	The component of provision expense used to establish additional specific reserves was approximately $1.6 million in the first quarter of 2012, up from $0.4 million in the fourth quarter of 2011.

•	The allowance for credit losses was $64.1 million, or 3.43% of loans and 83.1% of NPLs, at March 31, 2012, compared to $64.1 million, or 3.52% of loans, at December 31, 2011.

•	No new loans were placed on non-accrual status in the first quarter of 2012.

•

Non-performing assets decreased by $15.6 million, or 15%, from the end of 2011. Approximately $11.5 million of the decrease was due to the final resolution of three troubled credits and approximately $1.2 million was related to loan repayment activity. The remaining $2.9 million of the reduction reflected the impact of net charge-offs.

•

At March 31, 2012, loans with an aggregate outstanding balance of $77.1 million, net of charge-offs, were on non-accrual status compared to loans with an aggregate outstanding balance of $102.2 million, net of charge-offs, at December 31, 2011. Non-performing assets, net of charge-offs, specific reserves and other adjustments were $86.5 million, or 55.4% of their aggregate face amount, as of March 31, 2012.

•	Non-accrual loans with an outstanding balance of $49.4 million as of March 31, 2012 were also delinquent.

•

Net charge-offs were $2.9 million, or 0.62% of loans on an annualized basis, in the first quarter of 2012 compared to $13.2 million, or 2.89% of loans on an annualized basis, in the fourth quarter of 2011.

Funding and Capital

•	Entered into a new $150 million warehouse credit facility due February 2017 with an affiliate of Natixis Financial Products LLC, which increased total warehouse borrowing capacity to $650 million.

•

Increased available liquidity by $25 million through an amendment of a credit facility with Fortress Credit Corp., increasing the size of the facility from $100 million to $125 million and extending the effective maturity by two years.

•

Increased balance sheet leverage to 2.55x as of March 31, 2012 from 2.40x at December 31, 2011 due primarily to increased borrowings under warehouse lines to fund new loan origination and $25 million of additional corporate debt advanced under our credit facility with Fortress Credit Corp.

•

Maintained ample liquidity with total cash and equivalents as of March 31, 2012 of $122.3 million, of which $17.4 million was unrestricted. Unrestricted cash decreased from approximately $18.5 million at December 31, 2011 and restricted cash increased from approximately $83.8 million to $105.0 million.

Book Value

•

Book value per share was $11.57 at the end of the first quarter 2012 up from $11.42 at the end of the prior quarter primarily due to net income for the quarter and the amortization of equity compensation into stockholders’ equity.

Share Count

•

Average diluted shares outstanding were 52.2 million shares for the quarter, which was approximately equal to the prior quarter. Total outstanding shares at March 31, 2012 were 49.3 million, which was consistent with outstanding shares as of December 31, 2011.

•	Repurchased 181,723 shares of common stock at an average price of $10.05 during the first quarter of 2012.

Conference Call and Webcast

NewStar will host a webcast/conference call to discuss the results today at 10:00 am Eastern Time. All interested parties are invited to participate via telephone or webcast, which will be hosted through the Investor Relations section at www.newstarfin.com. Please visit the website to register for the webcast and test your connection prior to the call. You can also access the conference call by dialing 877-755-7419 approximately 5-10 minutes prior to the call. International callers should dial 973-200-3080. All callers should reference “NewStar Financial.”

For convenience, an archived replay of the call will be available through May 9, 2012 by dialing 855-859-2056. International callers should call 404-537-3406. For all replays, please use the passcode 72740596. The audio replay will also be available through the Investor Relations section at www.newstarfin.com.

About NewStar Financial

NewStar Financial (NASDAQ:NEWS) is a specialized commercial finance company focused on meeting the complex financing needs of companies and private investors in the middle market. The Company specializes in providing senior secured debt financing options to mid-sized companies to fund working capital, growth strategies, acquisition and recapitalization, as well as, equipment purchases. NewStar originates loans and leases directly through a team of experienced, senior bankers and marketing officers organized around key industry and market segments. The Company targets ‘hold’ positions of up to $35 million and selectively underwrites or arranges larger transactions for syndication to other lenders.

NewStar is headquartered in Boston MA and has regional offices in Darien CT, Atlanta GA, Chicago IL, Dallas TX, Los Angeles CA, Philadelphia, PA, San Francisco CA, and Portland OR. For more detailed information, please visit our website at www.newstarfin.com.

For information contact:

Colleen M. Banse	Brian J. Fischesser
500 Boylston St., Suite 1250	500 Boylston St., Suite 1250
Boston, MA 02116	Boston, MA 02116
P. 617.848.2502	P. 617.848.2512
F. 617.848.4390	F. 617.848.4398
cbanse@newstarfin.com	bfischesser@newstarfin.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, strategic plans, objectives, future performance, financing plans and business. As such, they are subject to material risks and uncertainties, including our limited operating history; the general state of the economy; our ability to compete effectively in a highly competitive industry; and the impact of federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally.

More detailed information about these risk factors can be found in NewStar’s filings with the Securities and Exchange Commission (the “SEC”), including Item 1A (“Risk Factors”) of our 2011 Annual Report on Form 10-K, as supplemented by the Risk Factors contained in our Quarterly Reports on Form 10-Q. NewStar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. NewStar plans to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 with the SEC on or before May 10, 2012 and urges its shareholders to refer to that document for more complete information concerning NewStar’s financial results.

Non-GAAP Financial Measures

References to “operating expenses, excluding non-cash equity compensation” mean operating expenses as determined under GAAP, excluding compensation expense related to restricted stock grants and option grants. GAAP requires that these items be included in operating expenses. NewStar management uses “operating expenses, excluding non-cash equity compensation” to make operational and investment decisions, and NewStar believes that they provide useful information to investors in their evaluation of our financial performance and condition. Excluding the financial results and expenses incurred in connection with the compensation expense related to restricted stock grants and option grants eliminates unique amounts that make it difficult to assess our core performance and compare our period-over-period results. A reconciliation of operating expenses, excluding non-cash equity compensation to operating expenses is included on page 9 of this release.

NewStar Financial, Inc.

Consolidated Balance Sheets

(unaudited)

($ in thousands)	March 31, 2012	December 31, 2011	March 31, 2011
Assets:

Cash and cash equivalents	$17,390	$18,468	$36,163
Restricted cash	104,951	83,815	90,927
Investments in debt securities, available-for-sale	19,038	17,817	4,049
Loans held-for-sale, net	37,945	38,278	19,090
Loans and leases, net	1,773,306	1,699,187	1,594,998
Deferred financing costs, net	13,880	11,997	13,773
Interest receivable	9,057	9,857	7,450
Property and equipment, net	715	740	1,034
Deferred income taxes, net	48,016	47,902	48,236
Income tax receivable	—	293	2,966
Other assets	23,653	18,029	17,530

Total assets	$2,047,951	$1,946,383	$1,836,216

Liabilities:

Credit facilities	$319,652	$214,711	$78,345
Term debt	1,070,052	1,073,105	1,174,821
Repurchase agreements	62,687	64,868	—
Accrued interest payable	2,965	2,853	3,678
Accounts payable	379	430	1,003
Income tax payable	1,372	—	—
Other liabilities	20,249	26,654	20,588

Total liabilities	1,477,356	1,382,621	1,278,435
Total stockholders’ equity	570,595	563,762	557,781

Total liabilities and stockholders’ equity	$2,047,951	$1,946,383	$1,836,216

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
($ in thousands, except per share amounts)	March 31, 2012	December 31, 2011	March 31, 2011
Net interest income:
Interest income	$29,522	$30,877	$26,988
Interest expense	8,353	7,371	8,542

Net interest income	21,169	23,506	18,446
Provision for credit losses	2,881	4,314	6,253

Net interest income after provision for credit losses	18,288	19,192	12,193

Non-interest income:
Fee income	1,255	1,563	575
Asset management income	743	684	628
Loss on derivatives	(15)	(35)	(4)
Loss on sale of loans	(450)	—	—
Other income (loss)	1,252	(318)	(1,680)

Total non-interest income (loss)	2,785	1,894	(481)
Operating expenses:
Compensation and benefits	7,202	7,823	7,545
General and administrative expenses	3,493	3,245	2,604

Total operating expenses	10,695	11,068	10,149

Income before income taxes	10,378	10,018	1,563
Income tax expense	4,296	3,650	637

Net income	$6,082	$6,368	$926

Net income per share:
Basic	$0.13	$0.13	$0.02
Diluted	$0.12	$0.12	$0.02

Weighted average shares outstanding:
Basic	47,373,668	47,442,907	48,545,512
Diluted	52,209,067	52,166,449	53,307,890

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

Three Months Ended
($ in thousands)	March 31, 2012	December 31, 2011	March 31, 2011
Performance Ratios:
Return on average assets	1.24%	1.32%	0.20%
Return on average equity	4.30	4.50	0.67
Net interest margin, before provision	4.30	4.77	4.03
Efficiency ratio	44.77	43.57	56.49
Portfolio yield	6.39	6.61	6.35

Credit Quality Ratios:
Delinquent loan rate (at period end)	2.64%	5.34%	6.78%
Delinquent loan rate for accruing loans 60 days or more past due (at period end)	—	0.46	0.49
Non-accrual loan rate (at period end)	4.12	5.61	7.33
Non-performing asset rate (at period end)	4.60	5.61	7.51
Annualized net charge off rate (end of period loans)	0.62	2.89	1.44
Annualized net charge off rate (average period loans)	0.63	2.89	1.44
Allowance for credit losses ratio (at period end)	3.43	3.52	5.02

Capital and Leverage Ratios:
Equity to assets	27.86%	28.96%	30.38%
Debt to equity	2.55	x	2.40	x	2.25	x
Book value per share	$11.57	$11.42	$11.04

Average Balances:
Loans and other debt products, gross	$1,855,671	$1,852,525	$1,717,228
Interest earning assets	1,981,785	1,954,471	1,854,414
Total assets	1,977,310	1,916,742	1,861,560
Interest bearing liabilities	1,363,318	1,328,051	1,260,248
Equity	568,760	561,825	557,702

Allowance for credit loss activity:
Balance as of beginning of period	$64,112	$73,038	$84,781
General provision for credit losses	1,313	3,918	174
Specific provision for credit losses	1,568	396	6,079
Net charge offs	(2,864)	(13,240)	(5,322)

Balance as of end of period	$64,129	$64,112	$85,712

Supplemental Data (at period end):
Investments in debt securities, gross	$25,298	$25,298	$6,393
Loans held-for-sale, gross	38,317	38,837	19,431
Loans held-for-investment, gross	1,871,579	1,820,193	1,703,473

Loans and investments in debt securities, gross	1,935,194	1,884,328	1,729,297
Unused lines of credit	253,501	252,288	252,318
Standby letters of credit	6,929	6,462	7,768

Total funding commitments	$2,195,624	$2,143,078	$1,989,383

Loan portfolio	$1,935,194	$1,884,328	$1,729,297
Loans owned by NewStar Credit Opportunities Fund	563,253	517,596	455,113

Managed loan portfolio	$2,498,447	$2,401,924	$2,184,410

Loans held-for-sale, gross	$38,317	$38,837	$19,431
Loans held-for-investment, gross	1,871,579	1,820,193	1,703,473

Total loans, gross	1,909,896	1,859,030	1,722,904
Deferred fees, net	(34,969)	(57,865)	(23,549)
Allowance for loan losses - general	(24,294)	(23,022)	(24,160)
Allowance for loan losses - specific	(39,382)	(40,678)	(61,107)

Total loans, net	$1,811,251	$1,737,465	$1,614,088

NewStar Financial, Inc.

Non-GAAP Data

(unaudited)

	Adjusted
	Three Months Ended
($ in thousands)	March 31, 2012	December 31, 2011	March 31, 2011
Performance Ratios:
Efficiency ratio	37.12%	35.00%	42.61%

Consolidated Statement of Operations Adjustments(1):
Operating expenses	$10,695	$11,068	$10,149
Less: non-cash equity compensation expense (2)	1,827	2,179	2,494

Adjusted operating expenses	$8,868	$8,889	$7,655

(1)	Adjustments are pre-tax.
(2)	Non-cash compensation charge related to restricted stock grants and option grants.

NewStar Financial, Inc.

Portfolio Data

(unaudited)

($ in thousands)	March 31, 2012		December 31, 2011		March 31, 2011

Portfolio Data:
First mortgage	$222,667	11.5%	$252,927	13.4%	$259,070	15.0%
Senior secured asset-based	153,437	7.9	114,585	6.1	73,037	4.2
Senior secured cash flow	1,500,061	77.5	1,439,181	76.4	1,344,448	77.8
Other	59,029	3.1	77,635	4.1	52,742	3.0

Total	$1,935,194	100.0%	$1,884,328	100.0%	$1,729,297	100.0%

Leveraged Finance	$1,561,681	80.7%	$1,501,175	79.7%	$1,386,811	80.2%
Real Estate	222,684	11.5	271,381	14.4	277,496	16.0
Business Credit	150,829	7.8	111,772	5.9	64,990	3.8

Total	$1,935,194	100.0%	$1,884,328	100.0%	$1,729,297	100.0%